Exhibit 5.1

September 26, 2014

Iradimed Corporation

1025 Willa Springs Dr.

Winter Springs, FL 32708

Ladies and Gentlemen:

We have acted as counsel for Iradimed Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on September 26, 2014 under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 2,833,192 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”).  The Shares are issuable under the Company’s 2005 Incentive Stock Plan (the “2005 Plan”) and the Company’s 2014 Equity Incentive Plan (the “2014 Plan,” and together with the 2005 Plan, the “Plans”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Plans, the Registration Statement, the Company’s Certificate of Incorporation, Amended and Restated Bylaws, and the corporate actions of the Company that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and paid for pursuant to and in accordance with the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP